Exhibit 10.1

Effective June 6, 2017
FORTIVE CORPORATION DIRECTOR COMPENSATION

Each non-management director receives:

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An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service, with any amendments or adjustments to the annual cash retainer effective the quarter following such amendment or adjustment.

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If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

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An annual equity award with a target award value of $175,000, divided equally between options and RSUs; provided, however, that, upon request of the corresponding director and at the sole discretion of the Compensation Committee or the Board of Directors, such annual equity award with a target value of $175,000 may be comprised solely of RSUs. The options, if any, are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Fortive shareholders following the grant date, but the underlying shares are not issued until the earlier of the director's death or the first day of the seventh month following the director's retirement from the Board.

•	Reimbursement for Fortive-related out-of-pocket expenses, including travel expenses.
In addition, the Board chair receives an annual cash retainer of $92,500 and an annual equity award with a target value of $92,500 (divided equally between options and RSUs or comprised solely of RSUs, in each case, as described above), the chair of the Audit Committee receives an annual cash retainer of $25,000, the chair of the Compensation Committee receives an annual cash retainer of $20,000 and the chair of the Nominating and Governance Committee receives an annual cash retainer of $15,000, with all cash retainers paid in four, equal installments following each quarter of service and with any amendments or adjustments to the cash retainers effective the quarter following such amendment or adjustment.